Exhbit 99.1

FOR IMMEDIATE RELEASE:         CONTACT:
                               Chris Peng Mao, CEO
                               86-10-85251616
                               info@cbioinc.com

                               Mahmoud Siddig
                               212-889-4350
                               mahmoud.siddig@taylor-rafferty.com

     China Biopharmaceuticals Completes Acquisition of Enshi Pharmaceuticals Acquisition Provides Step-Change in CHBP Financial and Market Position

BEIJING, China, July 5, 2006 -- China Biopharmaceuticals Holdings, Inc. ("CHBP")(OTC Bulletin Board: ), a leading Chinese pharmaceutical company focused on the development, manufacturing and distribution of innovative drugs in China, reported the completion of the acquisition of all of the shares in RACP Pharmaceutical Holdings Ltd. ("RACP"), and its wholly owned subsidiaries, including Shenyang Enshi Pharmaceutical Co., Ltd. ("Enshi"), from RimAsia Capital Partners L.P. ("RimAsia").

All required legal procedures with the relevant Chinese Government regulatory and audit procedures have been completed and the title ownership of 100% of Enshi has been passed to CHBP.

As a result of the transaction, Eric Wei, a managing partner of RimAsia, will join the CHBP Board of Directors as of the closing of the acquisition. Prior to joining RimAsia in January, 2005, Mr. Wei was a managing director of Gilbert Global Equity Partners, a private equity fund, which he joined in January, 1998. Mr. Wei holds a Bachelors degree in math and economics from Amherst College and a Master of Business Administration from the Wharton Graduate School of Management at the University of Pennsylvania.

Chris Mao, CHBP CEO, commented, "I am pleased to announce the closing of this acquisition, and welcome Eric to the board. With 2005 revenue of $11.3 million and net income of $5.1 million, Enshi will have a positive impact on CHBP's financial and market profile, and further demonstrates our strategy of growth through accretive, value-enhancing acquisitions. With our leading edge technology and research capabilities, robust pipeline of new drugs, and domestic and leading brand name consolidation approach, CHBP remains well-positioned for the future."


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Additional Details of the Agreement:
The aggregate amount of acquisition related consideration and other payouts is approximately $16 million, including $11,500,000 in assumed liabilities of RACP, $550,000 cash payment and the assumption of RACP's existing obligations to issue 12,000,000 warrant shares which will upon assumption result in an obligation of CHBP to issue 12,000,000 common shares of CHBP to the holders of the RACP Warrants upon the future exercise of the RACP Warrants at the exercise price of $1.375.

About Shenyang Enshi Pharmaceutical Co. Ltd.
Shenyang Enshi Pharmaceutical Co. Ltd., based in Shenyang, China, is engaged in the manufacturing and distribution of pharmaceutical products. As of December 31, 2005, according to audited financials, the revenue of Enshi was approximately $11.3 million and net income was approximately $5.1 million, with total assets of approximately $15.1 million and net assets of approximately $10.3 million.

About China Biopharmaceuticals Holdings
China Biopharmaceutical Holdings, Inc (CHBP) is a research driven pharmaceutical company dedicated to the discovery, development, manufacturing and marketing of small and large molecule pharmaceutical products, including medicines, vaccines, and active pharmaceutical ingredients for various categories of diseases. CHBP is a US public company with operating subsidiaries and senior management based in China.

For the year ended December 31, 2005, CHBP reported in its 10K filed with the US Securities and Exchange Commission revenues of $31 million, operating income of $2.7 million and net income of $960,685.

For further information, please visit our website at www.cbioinc.com.

Safe Harbor Statement
The statements contained herein that are not historical facts are "forward looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, our statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including but not limited to, general economic conditions and regulatory developments, not within our control. The factors discussed herein and expressed from time to time in our filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed or implied by such statements. The forward looking statements are made only as of the date of this filing, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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